Exhibit 10.58
Midwest Banc Holdings, Inc.
2008 Management Incentive Plan
Plan Summary
Introduction:
The Management Incentive Plan is a supplemental compensation program in accordance with our pay for performance philosophy designed to reward officers and select exempt associates of Midwest Banc Holdings, Inc. (MBHI) for their contributions in the achievement of bank profitability and strategic objectives.
Purpose:
To maximize achievement of key corporate strategic and annual business goals through the payment of incentives to participants based on their contribution to the attainment of those goals.
Eligibility:
Cash Based Incentives: Officers and select exempt associates are eligible to receive cash incentives under the Plan. Commissioned associates are not eligible for participation.
Long Term Stock Based Incentives: Vice President and higher level officers and select Assistant Vice Presidents are eligible to receive long term incentive (LTI) awards under the Plan. All stock based awards will be granted in accordance with the Midwest Banc Holdings, Inc. Stock and Incentive Plan.
CEO and COO incentive awards are governed by their employment agreements. All individuals promoted after June 30, 2008 will participate on a pro-rata basis (1/12 per month of eligibility). New Associates hired after March 31, 2008 will participate on a pro-rata basis (1/12 per month of eligibility). Incentives are only paid to participants who are on the payroll through December 31, 2008.
Structure: (Attachment I)
Executive Management 12-15 participants including the most senior positions such as Executive Vice President, CFO or related positions. The combined payout of cash and LTI is targeted at 46% of annual salary and may range between 0%-80% based on performance. The majority of this group will receive 60% of their award based on company performance and the balance based on division/individual performance against established goals.
Senior Management 12-15 positions to include Senior Vice President/Department Heads, Senior Lenders or related positions. The combined payout of cash and LTI is targeted at 36% of annual salary and may range between 0%-60% based on performance. The majority of this group will receive 40% of their award based on company performance and the balance based on department/individual performance against established goals.
General Management All other officer positions. The cash payout is targeted at 10%-15% of annual salary and may range between 0%-25% based upon position and performance. Those eligible will receive the same percentage as a LTI award. The majority of this group will receive 20% of their award based on company performance and the balance based on department/individual performance against established goals.
Administration Select non-commissioned exempt associates. Cash only payout is targeted at 8% of base salary and may range between
0%-14% based on performance. The majority of this group will received 10% of their award based on company performance and the balance based on department/branch/individual goals.

Midwest Banc Holdings, Inc.
2008 Management Incentive Plan
Plan Summary (cont’d)

Performance Measurement Factors:
Company Performance Goals
Company performance is measured by two to three financial and operating ratios as approved by the Compensation Committee and reported to the Board of Directors. These goals are tied to the 2008 budget, which does not include any extraordinary occurrences such as those listed on page 3 under Extraordinary Occurrences. The target goals for 2008 are attached hereto as Exhibit A.
Individual Performance Goals
Individual Goals may incorporate both financial and non-financial factors determined to measure individual performance and contributions towards meeting the Company’s strategic objectives.
Sample Goals:
➢	Deposit growth
➢	Commercial loan growth
➢	Net charge offs
➢	Fee income
➢	Completion of fee income opportunity analysis by March 15, 2008.
➢	Open the call center by 4/1/08
➢	Improve credit quality measures to at least peer levels.
Each participant will have specific weighting factors related to these performance objectives. Executive goals and weighting factors will be approved by the CEO and reported to the Compensation Committee. All other participant goals and weighting factors will be approved by the Division Heads and reported to the CEO and COO. All goals will be set and necessary approvals obtained by the March Compensation Committee meeting.
Incentive Award Elements
Base Award: Calculated award based upon performance against goals;
Discretionary Awards: Up to 25% of the Base Award for qualitative considerations as recommended by the division head and determined at the discretion of the CEO and/or Compensation Committee and approved by the Board of Directors.
Examples:
•	Participation on special projects or task forces outside of established goals

•	Opening a new office or setting up a new operating entity under budget and/or ahead of schedule.

Midwest Banc Holdings, Inc.
2008 Management Incentive Plan
Plan Summary (cont’d)

Incentive Award Restrictions:
Please note that no incentive payments will be made under the Company Performance Goals portion of the participant’s incentive if the Bank does not achieve minimum earnings per share of $             or if risk based capital falls below         % during 2008. The participant will receive payments earned under the Individual Performance Goals portion of the incentive. For example, an executive officer whose incentive is based 60% on Company Performance Goals and 40% on Individual Performance Goals will forfeit 60% of their incentive.
Timing of Payouts
All cash and stock payments under the 2008 Management Incentive Plan will be made no later than March 15, 2009 after review of final 2008 financial results.
Mid-Year Reviews
All participants will receive a mid-year review of their progress toward meeting goals under the Plan.
Extraordinary Occurrences
Goals may be adjusted if appropriate due to extraordinary occurrences. Adjustments need the approval of the division head. The participant and their manager must agree upon the adjustments in writing. The mid-year review time may be used to assess the need for adjustments. Adjustments to company goals must be approved by the Compensation Committee. Adjustments to an executive’s individual goals must be approved by the CEO and reported to the Compensation Committee.
Extraordinary occurrences are defined as events outside the influence or control of plan participants which may create a significant unintended effect –positive or negative– on financial, operating or individual performance.
Examples might include:
•	a sale of assets,
•	unusual portfolio fluctuations,
•	outsourcing,
•	promotion or reassignment of duties.
In the event of retirement, permanent disability or death, the requirement of being an active employee as of December 31, 2008 will be waived and incentives will be paid on a pro-rata basis.

Midwest Banc Holdings, Inc.
2008 Management Incentive Plan
Plan Summary (cont’d)

Administration:
The incentive plan payout pools and individual awards for the CEO, COO and executive officers are reviewed and approved by the Compensation Committee and then the Board of Directors. The Senior Vice President–Human Resources and Executive Vice President & CAO will administer and manage the Plan.
The Compensation Committee, to the extent permitted by governing law, will have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.
In the event of a significant change in organization by reason of merger, acquisition, or other changes, the CEO will recommend appropriate actions for the Compensation Committee’s approval to assure that awards under the 2008 Incentive Plan will not be inappropriately enhanced or adversely affected.
The Compensation Committee can change, amend or terminate the Incentive Plan at any time, except that no such action will adversely affect outstanding payments owed under the Plan. The 2008 Incentive Plan will be established retroactive to January 1, 2008 and will terminate at December 31, 2008.